UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2011
STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)
1333 South Clearview Parkway
Jefferson, Louisiana 70121
(Address of principal executive offices) (Zip Code)
(504) 729-1400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 4, 2011, Stewart Enterprises, Inc. (the “Company”) and certain of the Company’s subsidiaries (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with respect to the sale of $200,000,000 aggregate principal amount of 6.500% Senior Notes due 2019 (the “Notes”) to Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., BBVA Securities, Inc. and Morgan Keegan & Company, Inc. (the “Initial Purchasers”) in accordance with a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the sale of the Notes is expected to occur on April 18, 2011 (the “Closing Date”), subject to the satisfaction of customary closing conditions.
     The Purchase Agreement contains customary representations and warranties on the part of the parties. The Purchase Agreement also contains customary indemnification and contribution provisions whereby the Company and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including under applicable securities laws.
     The net proceeds from the sale of the Notes of approximately $195.8 million (after deducting estimated offering fees and expenses) will be used, together with available cash, to repurchase or redeem all of the Company’s 6.25% Senior Notes due 2013 (the “2013 notes”). The Notes will be due April 15, 2019, will be unconditionally guaranteed on a senior basis by the Guarantors, and will be general, unsecured obligations of the Company and the Guarantors. Interest will be payable semi-annually on October 15 and April 15 of each year, beginning October 15, 2011. The Company will have the option to redeem some or all of the Notes at any time on or after April 15, 2014 at specified redemption prices, and prior to that time pursuant to certain make-whole provisions.
     The indenture governing the Notes, which will be entered into on the Closing Date, will contain affirmative and negative covenants that will, among other things, limit the Company and the Guarantors’ ability to engage in sale and leaseback transactions, effect a consolidation or merger or sale, transfer, lease, or other disposition of all or substantially all assets and create liens on assets. The indenture governing the Notes will also contain customary events of default. Upon the occurrence of a “Change in Control” (as defined in the indenture), each holder of the Notes will have the right to require the Company to purchase that holder’s Notes for a cash price equal to 101% of their principal amount, plus accrued and unpaid interest. Additionally, upon the occurrence of certain events of default, the trustee or the holders of the Notes may declare all outstanding Notes to be due and payable immediately.
     The Notes are being offered by the Initial Purchasers only to qualified institutional buyers in accordance with Rule 144A under the Securities Act, and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are so registered, the Notes may be offered and sold only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions.
     In connection with the closing of the transactions contemplated by the Purchase Agreement, on the Closing Date the Company and the Initial Purchasers will enter into a registration rights agreement, pursuant to which the Company will agree to offer to exchange the Notes for a new issue of substantially identical notes registered under the Securities Act.
     A copy of the Purchase Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The description of the Purchase Agreement contained herein is qualified in its entirety by the full text of such exhibit.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     (a) See Item 1.01, which is incorporated herein by reference.
Item 8.01 Other Events.
     On April 4, 2011, the Company issued a press release announcing the pricing of its offering of $200 million of new senior notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description

10.1	Purchase Agreement dated as of April 4, 2011 by and among Stewart Enterprises, Inc., the subsidiary guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative for the several initial purchasers.

99.1	Press release by Stewart Enterprises, Inc., dated April 4, 2011, announcing the pricing of its offering of $200 million of senior notes.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART ENTERPRISES, INC.

April 5, 2011	/s/ Angela M. Lacour
Angela M. Lacour
Vice President
Corporate Controller
Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Purchase Agreement dated as of April 4, 2011 by and among Stewart Enterprises, Inc., the subsidiary guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative for the several initial purchasers.

99.1	Press release by Stewart Enterprises, Inc., dated April 4, 2011, announcing the pricing of its offering of $200 million of senior notes.